Exhibit 99

Florida Power & Light Co. Media Line: 561-694-4442 January 15, 2016

FOR IMMEDIATE RELEASE

FPL begins process of setting base rates for 2017-2020

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FPL’s service today is cleaner and more reliable than ever before - while its typical bill is lower than it was a decade ago and among the lowest in the nation - thanks to smart, long-term investments supported by customer base rates

•	Four-year plan to phase in base rate adjustments necessary to support continued investments that benefit customers

•	Typical customer bills expected to remain lower than 2006 levels from 2016 through 2020, even with proposed rate adjustment

JUNO BEACH, Fla. - Florida Power & Light Company (FPL) today notified the Florida Public Service Commission (PSC) that it expects to file a formal request in the coming months for new base rates to take effect once the company’s current approved rate agreement expires at the end of 2016. FPL intends to propose a four-year rate plan that would begin in January 2017 and is expected to keep typical customer bills lower than they were in 2006 through at least 2020.

FPL’s typical 1,000-kWh residential customer bill is lower than 10 years ago and among the lowest in the nation. FPL’s rate plan is being designed to keep costs down for customers over the long term while supporting continued investments to further enhance its infrastructure and improve the efficiency of its system.

“Over the past decade, we have focused on advancing affordable, clean energy and enhancing service reliability for our customers,” said Eric Silagy, president and CEO of FPL. “We are committed to delivering our customers exceptional value for their money and will continue to make smart investments that will further improve service for customers and help keep costs down.”

The plan will include three base rate adjustments phased in during the four-year period that would total about $13 a month or about 43 cents a day on the base portion of a typical residential customer bill. Combined with current projections for fuel and other costs, FPL estimates that its total typical customer bill will grow at about 2.8 percent per year, roughly the expected rate of inflation, from now through 2020. Even with the change, FPL expects that its typical bill in 2020 will still be lower than it was in 2006.

“While the prices of many things have continued to climb, the price of electricity from FPL has come down during the past decade. We have worked hard and made smart, long-term investments to reduce costs and improve our efficiency, and will continue to do so to keep bills low and reliability high. In the coming months, we look forward to demonstrating how our 2017-2020 rate proposal will help us continue to deliver outstanding value for our customers in the years ahead,” said Silagy.

The adjustment is needed to help pay for nearly $16 billion FPL is investing during the period 2014 through 2017 to benefit customers, including improvements to electric service reliability, reducing emissions and improving generation fuel efficiency, strengthening its electric system to make it more resilient in severe weather and preparing for customer growth. In addition, FPL will continue to make significant investments throughout the base rate proposal timeframe to further improve service for its customers.

Overview of Request
FPL is finalizing a base rate adjustment proposal that would cover the next four years (2017-2020), providing longer-term cost certainty for customers. FPL expects the proposal to include:

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In 2017, an adjustment to base annual revenue requirements of approximately $860 million, which would translate into about $8.50 a month or 28 cents a day on the base portion of a typical 1,000-kWh residential customer bill.

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In 2018, a subsequent year adjustment to base annual revenue requirements of approximately $265 million, which would translate into about $2.50 a month or 8 cents a day on the base portion of a typical 1,000-kWh residential customer bill.

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When the FPL Okeechobee Clean Energy Center comes online in 2019, an adjustment to base annual revenue requirements of approximately $200 million, which would translate into about $2 a month or about 7 cents a day on the base portion of a typical 1,000-kWh residential customer bill.

•	No adjustments to the base portion of a typical 1,000-kWh residential customer bill in 2020.

Most FPL customers power their homes for just a few dollars a day. FPL’s residential customer monthly usage median is 950 kWh, which means that the majority of FPL customer households consume less than the standard, 1,000-kWh typical bill benchmark, which is currently about $93.

Until FPL files its formal request, which is expected to occur in March, all rate, bill and revenue figures are estimates. Customers can visit www.FPL.com/answers to learn more about the request. Once the formal request has been filed, the website will enable residential customers to calculate the estimated impact to their bills in 2017 based on their current electricity usage.

FPL Bill - 2006, 2016 & 2020
Approximate Typical 1,000-kWh Residential Monthly Bill By Year
2006	è	Today	è	2020
$108		$93		$107
The 2020 figure reflects the current estimate for FPL’s typical customer bill in 2020, which includes projected base rate adjustments as well as current projections for fuel and other clauses. All bill totals include the state’s standard gross receipts tax but do not include any local taxes or fees that vary by community. All rates are subject to change.

Delivering Service Efficiently
FPL ranks best-in-class among major U.S. utilities based on its operating and maintenance (O&M) costs per kilowatt-hour of retail sales. Compared with the average utility’s O&M costs, FPL’s innovative practices and processes save customers nearly $2 billion a year - that equates to savings of about $17 a month on a typical customer’s bill.

The company is committed to operating efficiently in order to deliver reliable service while keeping increases to a minimum, even while the costs of other essential products and services have risen dramatically. Compared with prices in 2006, food and housing costs today are at least 20 percent higher while healthcare costs are about 40 percent higher. Meanwhile, FPL’s typical customer bill is lower today than it was in 2006.

While FPL’s focus on efficiency and productivity has lessened the impact, the costs of many materials and products that the company must purchase in order to provide affordable, reliable power have increased. These increased expenses, combined with the projected addition of nearly 220,000 new customers during the period 2014 through the end of 2017, are driving higher operating costs.

Investing in Florida
In addition, the rate adjustment will support FPL’s investments in long-term infrastructure and advanced technology that will help keep customer bills low and reliability high. For the period 2014 through the end of 2017, FPL is planning to invest a total of nearly $16 billion to benefit customers, with additional significant investments expected in 2018 and beyond to meet the growing needs of Florida’s economy and continue delivering outstanding value for customers. This includes $6.7 billion to strengthen or “harden” its infrastructure to better withstand bad weather, including inspecting and replacing poles, placing some equipment underground and clearing lines of vegetation.

Additional investments in building a stronger, smarter electric system are crucial as FPL continues to further improve the reliability of its service for customers, including fewer outages and restoring service faster. Also, FPL continues to invest in smart grid technology that enables the company to continually monitor and assess the health of its system, predict potential issues before they disrupt service to customers and restore power faster following outages.

The proposal will also include FPL’s continued investments in cleaner, more efficient power generation. FPL’s high-efficiency fleet of power plants has one of the cleanest emission profiles among comparable utilities nationwide, and the company continues to make smart investments such as the modernization of aging peaking units, upgrades of combustion turbines and the addition of three more large, grid-scale solar energy centers. Although these investments are supported by base rates, they are expected to generate substantial savings for customers over the long term by reducing fuel and other costs, resulting in net customer savings over the lives of the investments. In addition, the proposal encompasses the FPL Okeechobee Clean Energy Center, which is expected to begin serving customers in mid-2019. The new plant will use high-efficiency, combined-cycle natural gas technology to meet customers’ growing energy needs.

FPL’s track record of making smart generation improvements is strong. For example, since 2001, FPL’s investments in high-efficiency natural gas energy have saved customers more than $8 billion on fuel and prevented 95 million tons of carbon emissions.

FPL’s annual capital investments far exceed its annual earnings, making the company’s financial strength, particularly its allowed return on equity (ROE), critical to financing these important improvements on behalf of customers. As part of its base rate request, FPL expects to propose that its allowed ROE midpoint be set at 11.50 percent, which includes a 50 basis point adder in recognition of FPL’s exemplary performance. Without a rate adjustment that incorporates a fair return, the company’s earnings would drop significantly, making it more difficult and more expensive to attract investors needed to support the necessary continued investments for FPL customers. Compared with peer utilities in the southeastern U.S., FPL has the cleanest carbon emission rate, the most cost-efficient operations, the highest reliability and the lowest typical customer bills. However, FPL’s current allowed ROE midpoint is average compared to those peers. FPL’s proposed ROE midpoint will better reflect customer value that’s among the best in the nation and encourage continued strong performance.

FPL plans to formally file its petition and testimony with the PSC in March to enable a thorough review and a decision to be reached before the end of 2016.

Florida Power & Light Company
Florida Power & Light Company is the third-largest electric utility in the United States, serving more than 4.8 million customer accounts across nearly half of the state of Florida. FPL’s typical 1,000-kWh residential customer bill is approximately 30 percent lower than the latest national average and, in 2014, was the lowest in Florida among reporting utilities for the fifth year in a row. FPL’s service reliability is better than 99.98 percent, and its highly fuel-efficient power plant fleet is one of the cleanest among all utilities nationwide. The company was recognized in 2015 as one of the most trusted U.S. electric utilities by Market Strategies International. A leading Florida employer with approximately 8,700 employees, FPL is a subsidiary of Juno Beach, Fla.-based NextEra Energy, Inc. (NYSE: NEE), a clean energy company widely recognized for its efforts in sustainability, ethics and diversity, including being ranked in the top 10 worldwide for innovativeness and community responsibility as part of Fortune's 2015 list of “World's Most Admired Companies.” NextEra Energy is also the parent company of NextEra Energy Resources, LLC, which, together with its affiliated entities, is the world's largest generator of renewable energy from the wind and sun. For more information, visit these websites: www.NextEraEnergy.com, www.FPL.com, www.NextEraEnergyResources.com.

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Cautionary Statements and Risk Factors That May Affect Future Results

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but instead represent the current expectations of NextEra Energy, Inc. (NextEra Energy) and Florida Power & Light Company (FPL) regarding future operating results and other future events, many of which, by their nature, are inherently uncertain and outside of NextEra Energy's and FPL's control. Forward looking statements in this new release include, among others, statements concerning FPL's plans for requesting new base rates. In some cases, you can identify the forward-looking statements by words or phrases such as “will,” “may result,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “aim,” “potential,” “projection,” “forecast,” “predict,” “goals,” “target,” “outlook,” “should,” “would” or similar words or expressions. You should not place undue reliance on these forward-looking statements, which are not a guarantee of future performance. The future results of NextEra Energy and FPL and their business and financial condition are subject to risks and uncertainties that could cause their actual results to differ materially from those expressed or implied in the forward-looking statements, or may require them to limit or eliminate certain operations. These risks and uncertainties include, but are not limited to, the following: effects of extensive regulation of NextEra Energy's and FPL's business operations; inability of NextEra Energy and FPL to recover in a timely manner any significant amount of costs, a return on certain assets or a reasonable return on invested capital through base rates, cost recovery clauses, other regulatory mechanisms or otherwise; impact of political, regulatory and economic factors on regulatory decisions important to NextEra Energy and FPL; disallowance of cost recovery by FPL based on a finding of imprudent use of derivative instruments; effect of any reductions to or elimination of governmental incentives that support utility scale renewable energy projects of NextEra Energy Resources, LLC and its affiliated entities (NextEra Energy Resources) or the imposition of additional taxes or assessments on renewable energy; impact of new or revised laws, regulations or interpretations or other regulatory initiatives on NextEra Energy and FPL; effect on NextEra Energy and FPL of potential regulatory action to broaden the scope of regulation of over-the-counter (OTC) financial derivatives and to apply such regulation to NextEra Energy and FPL; capital expenditures, increased operating costs and various liabilities attributable to environmental laws, regulations and other standards applicable to NextEra Energy and FPL; effects on NextEra Energy and FPL of federal or state laws or regulations mandating new or additional limits on the production of greenhouse gas emissions; exposure of NextEra Energy and FPL to significant and increasing compliance costs and substantial monetary penalties and other sanctions as a result of extensive federal regulation of their operations; effect on NextEra Energy and FPL of changes in tax laws and in judgments and estimates used to determine tax-related asset and liability amounts; impact on NextEra Energy and FPL of adverse results of litigation; effect on NextEra Energy and FPL of failure to proceed with projects under development or inability to complete the construction of (or capital improvements to) electric generation, transmission and distribution facilities, gas infrastructure facilities or other facilities on schedule or within budget; impact on development and operating activities of NextEra Energy and FPL resulting from risks related to project siting, financing, construction, permitting, governmental approvals and the negotiation of project development agreements; risks involved in the operation and maintenance of electric generation, transmission and distribution facilities, gas infrastructure facilities and other facilities; effect on NextEra Energy and FPL of a lack of growth or slower growth in the number of customers or in customer usage; impact on NextEra Energy and FPL of severe weather and other weather conditions; threats of terrorism and catastrophic events that could result from terrorism, cyber attacks or other attempts to disrupt NextEra Energy's and FPL's business or the businesses of third parties; inability to obtain adequate insurance coverage for protection of NextEra Energy and FPL against significant losses and risk that insurance coverage does not provide protection against all significant losses; a prolonged period of low gas and oil prices could impact NextEra Energy Resources’ gas infrastructure business and cause NextEra Energy Resources to delay or cancel certain gas infrastructure projects and for certain existing projects to be impaired; risk to NextEra Energy Resources of increased operating costs resulting from unfavorable supply costs necessary to provide NextEra Energy Resources' full energy and capacity requirement services; inability or failure by NextEra Energy Resources to manage properly or hedge effectively the commodity risk within its portfolio; potential volatility of NextEra Energy's results of operations caused by sales of power on the spot market or on a short-term contractual basis; effect of reductions in the liquidity of energy markets on NextEra Energy's ability to manage operational risks; effectiveness of NextEra Energy's and FPL's risk management tools associated with their hedging and trading procedures to protect against significant losses, including the effect of unforeseen price variances from historical behavior; impact of unavailability or disruption of power transmission or commodity transportation facilities on sale and delivery of power or natural gas by FPL and NextEra Energy Resources; exposure of NextEra Energy and FPL to credit and performance risk from customers, hedging counterparties and vendors; failure of NextEra Energy or FPL counterparties to perform under derivative contracts or of requirement for NextEra Energy or FPL to post margin cash collateral under derivative contracts; failure or breach of NextEra Energy's or FPL's information technology systems; risks to NextEra Energy and FPL's retail businesses from compromise of sensitive customer data; losses from volatility in the market values of derivative instruments and limited liquidity in OTC markets; impact of negative publicity; inability of NextEra Energy and FPL to maintain, negotiate or renegotiate acceptable franchise agreements with municipalities and counties in Florida; increasing costs of health care plans; lack of a qualified workforce or the loss or retirement of key employees; occurrence of work strikes or stoppages and increasing personnel costs; NextEra Energy's ability to successfully identify, complete and integrate acquisitions, including the effect of increased competition for acquisitions; NextEra Energy Partners, LP’s (NEP's) acquisitions may not be completed and, even if completed, NextEra Energy may not realize the anticipated benefits of any acquisitions; environmental, health and financial risks associated with NextEra Energy's and FPL's ownership and operation of nuclear generation facilities; liability of NextEra Energy and FPL for significant retrospective assessments and/or retrospective insurance premiums in the event of an incident at certain nuclear generation facilities; increased operating and capital expenditures at nuclear generation facilities of NextEra Energy or FPL resulting from orders or new regulations of the Nuclear Regulatory Commission; inability to operate any of NextEra Energy Resources' or FPL's owned nuclear generation units through the end of their respective operating licenses; liability of NextEra Energy and FPL for increased nuclear licensing or compliance costs resulting from hazards, and increased public attention to hazards, posed to their owned nuclear generation facilities; risks associated with outages of NextEra Energy's and FPL's owned nuclear units; effect of disruptions, uncertainty or volatility in the credit and capital markets on NextEra Energy's and FPL's ability to fund their liquidity and capital needs and meet their growth objectives; inability of NextEra Energy, FPL and NextEra Energy Capital Holdings, Inc. to maintain their current credit ratings; impairment of NextEra Energy's and FPL's liquidity from inability of creditors to fund their credit commitments or to maintain their current credit ratings; poor market performance and other economic factors that could affect NextEra Energy's defined benefit pension plan's funded status; poor market performance and other risks to the asset values of NextEra Energy's and FPL's nuclear decommissioning funds; changes in market value and other risks to certain of NextEra Energy's investments; effect of inability of NextEra Energy subsidiaries to pay upstream dividends or repay funds to NextEra Energy or of NextEra Energy's performance under guarantees of subsidiary obligations on NextEra Energy's ability to meet its financial obligations and to pay dividends on its common stock; and effect of disruptions, uncertainty or volatility in the credit and capital markets of the market price of NextEra Energy's common stock. NextEra Energy and FPL discuss these and other risks and uncertainties in their annual report on Form 10-K for the year ended December 31, 2014 and other SEC filings, and this news release should be read in conjunction with such SEC filings made through the date of this news release. The forward-looking statements made in this news release are made only as of the date of this news release and NextEra Energy and FPL undertake no obligation to update any forward-looking statements.